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                                                                  EXHIBIT (6)(2)


                                 June 18, 1998


The Board of Directors of
The GNI Group, Inc.
2525 Battleground Road
P.O. Box 220
Deer Park, Texas 77536-0220


Dear Sirs:

         It is our understanding that, based on the definitive agreement and plan of merger executed February 12, 1998 (the "Merger Agreement") between Green I Acquisition Corp., a Delaware corporation ("Green I"), and The GNI Group, Inc., a Delaware corporation ("GNI" or the "Company") (the "Merger"), and subject to the consummation of certain financing requirements, GNI will purchase for cash from its shareholders all of the issued and outstanding common stock (the "Common Stock") of the Company (the "Merger Consideration Shares") at a currently proposed price per share of $7.00 (the "Merger Consideration") and certain issued and outstanding common stock purchase options and warrants (the "Option(s)") at a price per Option reflecting the difference between the Merger Consideration and the exercise price thereof, excluding certain shares of Common Stock and Options of management of the Company.

         You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to holders of the Merger Consideration Shares. In arriving at our opinion, we have reviewed the Merger Agreement, certain publicly available financial information concerning the Company and certain internal financial analyses and other information furnished to us by the Company. We have also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported price and trading activity of the Common Stock of the Company, (ii) compared certain financial information of the Company with similar information for selected publicly traded companies that we considered comparable in whole or in part to GNI, (iii) considered, to the extent publicly available, the financial terms of other recent business combinations involving companies whose operations we considered comparable in whole or in part to the operations of the Company, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

         We have not independently verified the information described above and, for purposes of this opinion, have assumed and relied upon the accuracy and completeness thereof. With respect to information relating to the Company, we have assumed that such information reflects the best currently available estimates and judgments of management of the Company and as to the likely future financial performance of the Company. We are not expressing any opinion as to what the value of the Common Stock of the Company will be after giving effect to the Merger. In addition, we have not made an independent evaluation or appraisal of the assets of the Company. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger to holders of the Merger Consideration Shares as compared to any alternative business strategies that may exist for the Company. We were not requested to, and did not, determine or recommend the Merger. Our opinion is based on market, economic and other conditions, including the circumstances regarding the Merger, as they exist and can be evaluated as of the

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The Board of Directors of
The GNI Group, Inc.
June 18, 1998
Page 2



date of this letter. It should be understood that, although subsequent events may effect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion.

         Sanders Morris Mundy Inc., has been engaged to deliver an opinion in connection with the Merger and will receive a fee upon delivery of this opinion. In the ordinary course of our business, we may actively trade the equity securities of GNI for our own account, the accounts of its principals or the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Sanders Morris Mundy has provided financial advisory services to GNI in the past and may continue to do so in the future.

         As customary part of its investment banking business, Sanders Morris Mundy is regularly engaged in the issuance of fairness opinions and the valuations of businesses and their securities in connection with private placements, mergers and acquisitions, underwritings, and valuations for corporate and other purposes.

         Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to whether the GNI directors should engage in the transaction contemplated by the Merger Agreement or how any holder of the Merger Consideration Shares should vote with respect to the transaction contemplated by the Merger Agreement.

         Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of the Merger Consideration Shares of the Company.



                                      Sincerely,

                                      Sanders Morris Mundy Inc.





                                      By:
                                          ----------------------------------
                                                 Charles L. Davis
                                                 Vice President